CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                   * * * * *


IDS Certificate Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,


DOES HEREBY CERTIFY:


         FIRST: That the Board of Directors of said Corporation has given written consent to the adoption of a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said
Corporation:

         RESOLVED, That the Certificate of Incorporation of IDS Certificate Company be amended by changing the first Article thereof so that, as amended, said Article shall be and read as follows:

         "First the name of the corporation shall be American Express
          Certificate Company."

         SECOND: That the effective date of said amendment shall be April 26, 2000.

         THIRD: That the sole stockholder has given written consent to said amendment in accordance with the provisions of Section
                 228 of the  General Corporation Law of the State of Delaware.

         FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said IDS Certificate Company has caused this certificate to be signed by Paula R. Meyer, its President, and attested by Chris
A. Ingvalson, its Assistant Secretary, this 28th day of January, 2000.




                                                     IDS CERTIFICATE COMPANY


                                                     /s/Paula R. Meyer
                                                     President



ATTEST:


/s/Chris A. Ingvalson
Assistant Secretary